EXHIBIT 5.1

May 4, 2017

MGT Capital Investments, Inc.

512 S. Mangum Street, Suite 408

Durham, NC 27701

Dear Ladies and Gentlemen:

We have acted as counsel to MGT Capital Investments, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 15,394,808 shares (the “Shares”) of common stock, par value $0.001 per share, of the Registrant, which may be issued pursuant to the Registrant’s 2016 Stock Option Plan (the “Plan”).

In rendering this opinion, we have examined copies of the following documents (collectively, the “Applicable Documents”):

1.	the Registration Statement;

2.	the Plan;

3.	the Restated Certificate of Incorporation of the Registrant;

4.	the Amended and Restated Bylaws of the Registrant;

5.	the resolutions of the Board of Directors of the Registrant relating to the approval of the Plan; and

6.	the Registrant’s Current Report on Form 8-K filed on September 13, 2016, reporting the approval of the Plan by the Registrant’s stockholders.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon the Applicable Documents and upon the statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plan or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the laws of any jurisdiction other than the federal securities laws of the United States and the Delaware General Corporation Law. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

MGT Capital Investments, Inc.

May 4, 2017

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP
KRAMER LEVIN NAFTALIS & FRANKEL LLP